                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                  Schedule 13G



                    Under the Securities Exchange Act of 1934
                             (Amendment No. _____)*

                       The BlackRock 2001 Term Trust Inc.
                   ------------------------------------------
                                (Name of Issuer)

                     Common Stock, par value $.01 per share
                   ------------------------------------------
                         (Title of Class of Securities)


                                    092477108
                                -----------------
                                 (CUSIP Number)

                                  April 1, 1999
                                 ---------------
             (Date of Event which requires filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [ ]    Rule 13d-1(b)
         [X]    Rule 13d-1(c)
         [ ]    Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).




                          (Continued on following page(s))

                                 Page 1 of 23 Pages

                                                        13G
CUSIP NO. 092477108                                           PAGE 2 OF 23 PAGES
         ----------                                               --    --


1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  The Progressive Corporation
                  34-0963169
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) |_|
                                                                        (b) |X|
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

                  Ohio
--------------------------------------------------------------------------------
                                5       SOLE VOTING POWER
           NUMBER OF
             SHARES                           -0-
          BENEFICIALLY
            OWNED BY            6       SHARED VOTING POWER
              EACH
           REPORTING                        9,193,100**
             PERSON
              WITH              7       SOLE DISPOSITIVE POWER

                                              -0-

                                8       SHARED DISPOSITIVE POWER

                                            9,193,100**

--------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                   9,193,100**
--------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                            |X|
--------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                  6.5%
--------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON*

                  HC, CO

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


**Consists solely of shares held by its subsidiaries.

                                                        13G
CUSIP NO. 092477108                                          PAGE 3 OF 23 PAGES
         ----------                                              --    --

1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  Halcyon Insurance Company
                  34-1524319
-------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                   (a) |_|
                                                                   (b) |X|
-------------------------------------------------------------------------------
3        SEC USE ONLY

-------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

                  Ohio
-------------------------------------------------------------------------------
                              5       SOLE VOTING POWER
           NUMBER OF
             SHARES                         -0-
          BENEFICIALLY
            OWNED BY          6       SHARED VOTING POWER
              EACH
           REPORTING                       20,000
             PERSON
              WITH            7       SOLE DISPOSITIVE POWER

                                            -0-

                              8       SHARED DISPOSITIVE POWER

                                           20,000

-------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                   20,000
-------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                        |X|
--------------------------------------------------------------------------------

11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                  0%
--------------------------------------------------------------------------------

12       TYPE OF REPORTING PERSON*

                  IC, CO

--------------------------------------------------------------------------------


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                        13G
CUSIP NO. 092477108                                           PAGE 4 OF 23 PAGES
          ---------                                               --    --

--------------------------------------------------------------------------------

1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  PC Investment Company
                  34-1576555
--------------------------------------------------------------------------------

2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) |_|
                                                                        (b) |X|
--------------------------------------------------------------------------------

3        SEC USE ONLY

--------------------------------------------------------------------------------

4        CITIZENSHIP OR PLACE OF ORGANIZATION

                  Delaware
--------------------------------------------------------------------------------

                              5       SOLE VOTING POWER
           NUMBER OF
             SHARES                        -0-
          BENEFICIALLY
            OWNED BY          6       SHARED VOTING POWER
              EACH
           REPORTING                      827,300
             PERSON
              WITH            7       SOLE DISPOSITIVE POWER

                                           -0-

                              8       SHARED DISPOSITIVE POWER

                                          827,300

--------------------------------------------------------------------------------

9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                   827,300
--------------------------------------------------------------------------------

10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                           |X|
--------------------------------------------------------------------------------

11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                  .6%
--------------------------------------------------------------------------------

12       TYPE OF REPORTING PERSON*

         CO, a wholly-owned subsidiary of Progressive Casualty Insurance Company

--------------------------------------------------------------------------------


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                        13G
CUSIP NO. 092477108                                           PAGE 5 OF 23 PAGES
          ---------                                               ---  ---


1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  Progressive Casualty Insurance Company
                  34-6513736
-------------------------------------------------------------------------------

2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a) | |
                                                                    (b) |X|
-------------------------------------------------------------------------------

3        SEC USE ONLY

-------------------------------------------------------------------------------

4        CITIZENSHIP OR PLACE OF ORGANIZATION

                  Ohio
-------------------------------------------------------------------------------

                               5        SOLE VOTING POWER
           NUMBER OF
             SHARES                             -0-
          BENEFICIALLY
            OWNED BY           6        SHARED VOTING POWER
              EACH
           REPORTING                         5,202,300**
             PERSON
              WITH             7        SOLE DISPOSITIVE POWER

                                                -0-

                               8        SHARED DISPOSITIVE POWER

                                             5,202,300**

-------------------------------------------------------------------------------

9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                   5,202,300**
-------------------------------------------------------------------------------

10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                        |X|
--------------------------------------------------------------------------------

11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                  3.7%
--------------------------------------------------------------------------------

12       TYPE OF REPORTING PERSON*

                  IC, HC, CO
--------------------------------------------------------------------------------



                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


**Includes 2,457,300 shares held directly, and 827,300 shares held by PC Investment Company and 1,917,700 shares held by Progressive Specialty Insurance Company, its wholly-owned subsidiaries.

                                                        13G
CUSIP NO. 092477108                                          PAGE 6 OF 23 PAGES
          ---------                                              ---  ---

1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  Progressive Classic Insurance Company
                  39-1453002
-------------------------------------------------------------------------------

2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                   (a) | |
                                                                   (b) |X|
-------------------------------------------------------------------------------

3        SEC USE ONLY

-------------------------------------------------------------------------------

4        CITIZENSHIP OR PLACE OF ORGANIZATION

                  Wisconsin
-------------------------------------------------------------------------------

                                  5       SOLE VOTING POWER
           NUMBER OF
             SHARES                             -0-
          BENEFICIALLY
            OWNED BY              6       SHARED VOTING POWER
              EACH
           REPORTING                          493,000
             PERSON
              WITH                7       SOLE DISPOSITIVE POWER

                                                -0-

                                  8       SHARED DISPOSITIVE POWER

                                              493,000

-------------------------------------------------------------------------------

9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                   493,000
--------------------------------------------------------------------------------

10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                           |X|
--------------------------------------------------------------------------------

11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                  .3%
--------------------------------------------------------------------------------

12       TYPE OF REPORTING PERSON*

                  IC, CO

--------------------------------------------------------------------------------


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                   13G
CUSIP NO. 092477108                                           PAGE 7 OF 23 PAGES
         ----------                                               ---  ---


1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  Progressive Consumers Insurance Company
                  59-3213819
--------------------------------------------------------------------------------

2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) | |
                                                                        (b) |X|
--------------------------------------------------------------------------------

3        SEC USE ONLY

--------------------------------------------------------------------------------

4        CITIZENSHIP OR PLACE OF ORGANIZATION

                  Florida
--------------------------------------------------------------------------------

                               5       SOLE VOTING POWER
           NUMBER OF
             SHARES                           -0-
          BENEFICIALLY
            OWNED BY           6       SHARED VOTING POWER
              EACH
           REPORTING                        145,400
             PERSON
              WITH             7       SOLE DISPOSITIVE POWER

                                              -0-

                               8       SHARED DISPOSITIVE POWER

                                            145,400

--------------------------------------------------------------------------------

9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                   145,400
--------------------------------------------------------------------------------

10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                             |X|

--------------------------------------------------------------------------------

11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                  .1%
--------------------------------------------------------------------------------

12       TYPE OF REPORTING PERSON*

                  IC, CO
--------------------------------------------------------------------------------


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                   13G
CUSIP NO. 092477108                                          PAGE 8 OF 23 PAGES
         ----------                                              ---  ---


         NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  Progressive Express Insurance Company
                  59-3213719
--------------------------------------------------------------------------------

2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) | |
                                                                       (b) |X|
--------------------------------------------------------------------------------

3        SEC USE ONLY

--------------------------------------------------------------------------------

4        CITIZENSHIP OR PLACE OF ORGANIZATION

                  Florida
--------------------------------------------------------------------------------

                               5       SOLE VOTING POWER
           NUMBER OF
             SHARES                          -0-
          BENEFICIALLY
            OWNED BY           6       SHARED VOTING POWER
              EACH
           REPORTING                        500,000
             PERSON
              WITH             7       SOLE DISPOSITIVE POWER

                                             -0-

                               8       SHARED DISPOSITIVE POWER

                                            500,000

--------------------------------------------------------------------------------

9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                   500,000
--------------------------------------------------------------------------------

10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                           |X|
--------------------------------------------------------------------------------

11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                  .4%
--------------------------------------------------------------------------------

12       TYPE OF REPORTING PERSON*

                  IC, CO

--------------------------------------------------------------------------------


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                   13G
CUSIP NO. 092477108                                           PAGE 9 OF 23 PAGES
         ----------                                               ---  ---



1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  Progressive Northern Insurance Company
                  34-1318335
--------------------------------------------------------------------------------

2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) | |
                                                                        (b) |X|
--------------------------------------------------------------------------------

3        SEC USE ONLY

--------------------------------------------------------------------------------

4        CITIZENSHIP OR PLACE OF ORGANIZATION

                  Wisconsin
--------------------------------------------------------------------------------

                              5       SOLE VOTING POWER
           NUMBER OF
             SHARES                         -0-
          BENEFICIALLY
            OWNED BY          6       SHARED VOTING POWER
              EACH
           REPORTING                      851,000**
             PERSON
              WITH            7       SOLE DISPOSITIVE POWER

                                            -0-

                              8       SHARED DISPOSITIVE POWER

                                          851,000**

--------------------------------------------------------------------------------

9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                   851,000**
--------------------------------------------------------------------------------

10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                           |X|
--------------------------------------------------------------------------------

11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                  .6%
--------------------------------------------------------------------------------

12       TYPE OF REPORTING PERSON

                  IN, HC, CO

--------------------------------------------------------------------------------


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

**Includes 815,000 shares held directly and 36,000 shares held by Progressive Universal Insurance Company of Illinois, its wholly-owned subsidiary.

                                                   13G
CUSIP NO. 092477108                                          PAGE 10 OF 23 PAGES
         ----------                                              ----  ----


1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  Progressive Northwestern Insurance Company
                  91-1187829
--------------------------------------------------------------------------------

2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) | |
                                                                        (b) |X|
--------------------------------------------------------------------------------

3        SEC USE ONLY

--------------------------------------------------------------------------------

4        CITIZENSHIP OR PLACE OF ORGANIZATION

                  Washington
--------------------------------------------------------------------------------

                            5       SOLE VOTING POWER
           NUMBER OF
             SHARES                      -0-
          BENEFICIALLY
            OWNED BY         6      SHARED VOTING POWER
              EACH
           REPORTING                    665,000
             PERSON
              WITH           7      SOLE DISPOSITIVE POWER

                                         -0-

                             8      SHARED DISPOSITIVE POWER

                                        665,000

--------------------------------------------------------------------------------

9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                   665,000
--------------------------------------------------------------------------------

10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                           |X|
--------------------------------------------------------------------------------

11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                  .5%
--------------------------------------------------------------------------------

12       TYPE OF REPORTING PERSON*

                  IC, CO
--------------------------------------------------------------------------------



                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                   13G
CUSIP NO. 092477108                                          PAGE 11 OF 23 PAGES
         ----------                                              ----  ----


1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  Progressive Paloverde Insurance Company
                  86-0686869
--------------------------------------------------------------------------------

2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) | |
                                                                       (b) |X|
--------------------------------------------------------------------------------

3        SEC USE ONLY

--------------------------------------------------------------------------------

4        CITIZENSHIP OR PLACE OF ORGANIZATION

                  Arizona
--------------------------------------------------------------------------------

                                   5       SOLE VOTING POWER
           NUMBER OF
             SHARES                             -0-
          BENEFICIALLY
            OWNED BY               6       SHARED VOTING POWER
              EACH
           REPORTING                          100,000
             PERSON
              WITH                 7       SOLE DISPOSITIVE POWER

                                                -0-

                                   8       SHARED DISPOSITIVE POWER

                                              100,000

--------------------------------------------------------------------------------

9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                   100,000
--------------------------------------------------------------------------------

10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                            |X|
--------------------------------------------------------------------------------

11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                  .1%
--------------------------------------------------------------------------------

12       TYPE OF REPORTING PERSON*

                  IC, CO

--------------------------------------------------------------------------------


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                   13G
CUSIP NO. 092477108                                          PAGE 12 OF 23 PAGES
         ----------                                              ---   ----


1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  Progressive Preferred Insurance Company
                  34-1287020
--------------------------------------------------------------------------------

2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) | |
                                                                       (b) |X|
--------------------------------------------------------------------------------

3        SEC USE ONLY

--------------------------------------------------------------------------------

4        CITIZENSHIP OR PLACE OF ORGANIZATION

                  Ohio
--------------------------------------------------------------------------------

                             5       SOLE VOTING POWER
           NUMBER OF
             SHARES                        -0-
          BENEFICIALLY
            OWNED BY         6       SHARED VOTING POWER
              EACH
           REPORTING                      2,400
             PERSON
              WITH           7       SOLE DISPOSITIVE POWER

                                           -0-

                             8       SHARED DISPOSITIVE POWER

                                          2,400

--------------------------------------------------------------------------------

9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                   2,400
--------------------------------------------------------------------------------

10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                            |X|
--------------------------------------------------------------------------------

11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                  0%
--------------------------------------------------------------------------------

12       TYPE OF REPORTING PERSON*

                  IC, CO
--------------------------------------------------------------------------------



                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                  13G
CUSIP NO. 092477108                                          PAGE 13 OF 23 PAGES
         ----------                                              ---   ---


1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  Progressive Southeastern Insurance Company
                  59-1951700
--------------------------------------------------------------------------------

2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) |_|
                                                                        (b) |X|
--------------------------------------------------------------------------------

3        SEC USE ONLY

--------------------------------------------------------------------------------

4        CITIZENSHIP OR PLACE OF ORGANIZATION

                  Florida
--------------------------------------------------------------------------------

                            5       SOLE VOTING POWER
          NUMBER OF
            SHARES                        -0-
         BENEFICIALLY
           OWNED BY         6       SHARED VOTING POWER
             EACH
          REPORTING                      203,500
            PERSON
             WITH           7       SOLE DISPOSITIVE POWER

                                          -0-

                            8       SHARED DISPOSITIVE POWER

                                         203,500

--------------------------------------------------------------------------------

9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                   203,500
--------------------------------------------------------------------------------

10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                            |X|
--------------------------------------------------------------------------------

11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                  .1%
--------------------------------------------------------------------------------

12       TYPE OF REPORTING PERSON*

                  IC, CO
--------------------------------------------------------------------------------


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                   13G
CUSIP NO. 092477108                                          PAGE 14 OF 23 PAGES
         ----------                                              ---   ---


1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  Progressive Specialty Insurance Company
                  34-1172685
--------------------------------------------------------------------------------

2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) | |
                                                                        (b) |X|
--------------------------------------------------------------------------------

3        SEC USE ONLY

--------------------------------------------------------------------------------

4        CITIZENSHIP OR PLACE OF ORGANIZATION

                  Ohio
--------------------------------------------------------------------------------

                             5       SOLE VOTING POWER
           NUMBER OF
             SHARES                      -0-
          BENEFICIALLY
            OWNED BY         6       SHARED VOTING POWER
              EACH
           REPORTING                   1,917,700
             PERSON
              WITH           7       SOLE DISPOSITIVE POWER

                                         -0-

                             8       SHARED DISPOSITIVE POWER

                                       1,917,700

--------------------------------------------------------------------------------

9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                   1,917,700
--------------------------------------------------------------------------------

10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                            |X|
--------------------------------------------------------------------------------

11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                  1.4%
--------------------------------------------------------------------------------

12       TYPE OF REPORTING PERSON*

                  IC, CO
--------------------------------------------------------------------------------



                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                        13G
CUSIP NO. 092477108                                          PAGE 15 OF 23 PAGES
          ---------                                              ----  ----

1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  Progressive Universal Insurance Company of Illinois
                  36-3789787
--------------------------------------------------------------------------------

2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) | |
                                                                        (b) |X|
--------------------------------------------------------------------------------

3        SEC USE ONLY


--------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

                  Illinois
--------------------------------------------------------------------------------

                              5       SOLE VOTING POWER
           NUMBER OF
             SHARES                           -0-
          BENEFICIALLY
            OWNED BY          6       SHARED VOTING POWER
              EACH
           REPORTING                         36,000
             PERSON
              WITH            7       SOLE DISPOSITIVE POWER

                                              -0-

                              8       SHARED DISPOSITIVE POWER

                                             36,000

--------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                   36,000

--------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                            |X|

--------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                  0%

--------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON*

                  IC, CO

--------------------------------------------------------------------------------


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                   13G
CUSIP NO. 092477108                                          PAGE 16 OF 23 PAGES
         ----------                                              ---   ---


1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  United Financial Casualty Company
                  36-3298008
--------------------------------------------------------------------------------

2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) | |
                                                                        (b) |X|
--------------------------------------------------------------------------------

3        SEC USE ONLY

--------------------------------------------------------------------------------

4        CITIZENSHIP OR PLACE OF ORGANIZATION

                  Missouri
--------------------------------------------------------------------------------

                             5       SOLE VOTING POWER
           NUMBER OF
             SHARES                       -0-
          BENEFICIALLY
            OWNED BY         6       SHARED VOTING POWER
              EACH
           REPORTING                     1,010,500
             PERSON
              WITH           7       SOLE DISPOSITIVE POWER

                                          -0-

                             8       SHARED DISPOSITIVE POWER

                                         1,010,500

--------------------------------------------------------------------------------

9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                   1,010,500
--------------------------------------------------------------------------------

10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                            |X|
--------------------------------------------------------------------------------

11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                  .7%
--------------------------------------------------------------------------------

12       TYPE OF REPORTING PERSON*

                  IC, CO

--------------------------------------------------------------------------------


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                   Page  17  of  23   Pages
                                                        ----    ----


                                  SCHEDULE 13G
                                  ------------



Item 1(a)         Name of Issuer:
---------         ---------------

                  The name of the issuer is The BlackRock 2001 Term Trust Inc. (the "Issuer").

Item 1(b)         Address of Issuer's Principal Executive Offices:
---------         ------------------------------------------------

                  The address of the Issuer's principal executive offices is 1285 Avenue of the Americas, New York, New York 10019.

Item 2(a)         Name of Person Filing:
---------         ----------------------

                  This statement is filed jointly by the following parties (collectively, the "Reporting Persons"): (a) Progressive Classic Insurance Company, an Ohio corporation, (b) PC Investment Company, a Delaware corporation, (c) Progressive Casualty Insurance Company, an Ohio corporation, (d) Progressive Northern Insurance Company, a Wisconsin corporation, (e) Progressive Northwestern Insurance Company, a Washington corporation, (f) Progressive Preferred Insurance Company, an Ohio corporation, (g) Progressive Southeastern Insurance Company, a Florida corporation, (h) Progressive Specialty Insurance Company, an Ohio corporation, (i) Progressive Paloverde Insurance Company, an Arizona corporation, (j) Progressive Consumers Insurance Company, a Florida corporation, (k) Progressive Express Insurance Company, a Florida corporation, (l) Halcyon Insurance Company, an Ohio corporation, (m) United Financial Casualty Company, a Missouri corporation and (n) Progressive Universal Insurance Company of Illinois, an Illinois corporation (collectively, the "Subsidiaries") and The Progressive Corporation, an Ohio corporation, by virtue of its direct or indirect ownership of all of the outstanding capital stock of the Subsidiaries.

                  All of the outstanding shares of PC Investment Company and Progressive Specialty Insurance Company are owned by Progressive Casualty Insurance Company, and all of the outstanding shares of Progressive Universal Insurance Company of Illinois are owned by Progressive Northern Insurance Company. Except as noted in the preceding sentence, all of the outstanding shares of each of the Subsidiaries is owned directly by The Progressive Corporation.

Item 2(b)         Address of Principal Business Office or, if none, Residence:
---------         ------------------------------------------------------------

                  The address of the principal business office of each of the Reporting Persons is as follows:

                  Reporting Person                                              Business Address
                  ----------------                                              ----------------

                  The Progressive Corporation                                   6300 Wilson Mills Road
                                                                                Mayfield Village, OH  44143

                  Halcyon Insurance Company                                     6300 Wilson Mills Road
                                                                                Mayfield Village, OH  44143

                  PC Investment Company                                         801 West Street
                                                                                Wilmington, DE  19801

                  Progressive Casualty Insurance Company                        6300 Wilson Mills Road
                                                                                Mayfield Village, OH  44143

                  Progressive Classic Insurance Company                         44 East Mifflin Street
                                                                                Madison, WI  53703

                  Progressive Consumers Insurance Company                       4030 Crescent Park Dr., Bldg. B
                                                                                Riverview, FL 33569

                                                   Page   18   of  23   Pages
                                                        ------   ------


                  Reporting Person                                              Business Address
                  ----------------                                              ----------------


                  Progressive Express Insurance Company                         4030 Crescent Park Dr., Bldg. B
                                                                                Riverview, FL 33569

                  Progressive Northern Insurance Company                        44 East Mifflin Street
                                                                                Madison, WI  53703

                  Progressive Northwestern Insurance Company                    200 112th Ave., NE, Suite 200
                                                                                Bellevue, Washington 98004

                  Progressive Paloverde Insurance Company                       3225 North Central Avenue
                                                                                Phoenix, AZ  85102

                  Progressive Preferred Insurance Company                       6300 Wilson Mills Road
                                                                                Mayfield Village, OH  44143

                  Progressive Southeastern Insurance Company                    4030 Crescent Park Dr., Bldg. B
                                                                                Riverview, FL  33569

                  Progressive Specialty Insurance Company                       6300 Wilson Mills Road
                                                                                Mayfield Village, OH  44143

                  Progressive Universal Insurance Company of Illinois           333 East Butterfield Road, Suite
                                                                                220, Lombard, IL 60148

                  United Financial Casualty Company                             11457 Olde Cabin Rd, Suite 235
                                                                                St. Louis, MO  63141

Item 2(c)         Citizenship:
---------         ------------

                  Reporting Person                                              State of Incorporation
                  ----------------                                              ----------------------

         The Progressive Corporation                                            Ohio
         Halcyon Insurance Company                                              Ohio
         PC Investment Company                                                  Delaware
         Progressive Casualty Insurance Company                                 Ohio
         Progressive Classic Insurance Company                                  Wisconsin
         Progressive Consumers Insurance Company                                Florida
         Progressive Express Insurance Company                                  Florida
         Progressive Northern Insurance Company                                 Wisconsin
         Progressive Northwestern Insurance Company                             Washington
         Progressive Paloverde Insurance Company                                Arizona
         Progressive Preferred Insurance Company                                Ohio
         Progressive Southeastern Insurance Company                             Florida
         Progressive Specialty Insurance Company                                Ohio
         Progressive Universal Insurance Company of Illinois                    Illinois
         United Financial Casualty Company                                      Missouri


Item 2(d)         Title of Class of Securities:
---------         -----------------------------

                  The class of securities which is the subject of this Schedule 13G is the Common Shares, $.01 par value per share, of the Issuer.

Item 2(e)         CUSIP Number:
---------         -------------

                  The CUSIP number for such class of securities is 092477108

Item 3.           Not Applicable.
-------           ---------------

                                                     Page   19   of  23   Pages
                                                          ------   ------


Item 4.  Ownership (as of April 6, 1999)
-------  -------------------------------

(a)      Amount Beneficially Owned:                                No. of Shares
         --------------------------                                -------------

         The Progressive Corporation                               9,193,100(1)

         Subsidiaries
         ------------

         Halcyon Insurance Company                                 20,000

         PC Investment Company                                     827,300

         Progressive Casualty Insurance Company                    5,202,300(2)

         Progressive Classic Insurance Company                     493,000

         Progressive Consumers Insurance Company                   145,400

         Progressive Express Insurance Company                     500,000

         Progressive Northern Insurance Company                    851,000(3)

         Progressive Northwestern Insurance Company                665,000

         Progressive Paloverde Insurance Company                   100,000

         Progressive Preferred Insurance Company                   2,400

         Progressive Southeastern Insurance Company                203,500

         Progressive Specialty Insurance Company                   1,917,700

         Progressive Universal Insurance Company of Illinois       36,000

         United Financial Casualty Company                         1,010,500
                                                                   ---------

                                                     TOTAL         9,193,100(4)


(b)      Percent of Class                                          6.5%
         ----------------









--------
         (1)Consists solely of shares held by the Subsidiaries listed herein.

         (2)Includes 2,457,300 shares held directly and 827,300 shares held by PC Investment Company and 1,917,700 shares held by Progressive Specialty Insurance Company, its wholly-owned subsidiaries.

         (3)Includes 815,000 shares held directly and 36,000 shares held by Progressive Universal Insurance Company of Illinois, its wholly-owned subsidiary.
         (4)Computed without duplication of reported shares.

                                                   Page   20  of  23   Pages
                                                        -----   -----


(c)      Number of shares as to which the person has
         -------------------------------------------

                                             (i)              (ii)              (iii)            (iv)

                                            Sole Power        Shared Power      Sole Power       Shared Power
                                            to Vote           to Vote           to Dispose       to Dispose
                                            or to             or to             or to            or to
                                            Direct            Direct            Direct the       Direct the
                                            the Vote          the Vote          Disposition       Disposition
                                            ---------         -----------       ----------       -----------
The Progressive
Corporation                                 0                 9,193,100(1)              0         9,193,100(1)

Subsidiaries
------------

Halcyon Insurance Company                   0                    20,000                 0            20,000

PC Investment Company                       0                   827,300                 0           827,300

Progressive Casualty Insurance Company      0                 5,202,300(2)              0         5,202,300(2)

Progressive Classic Insurance Company       0                   493,000                 0           493,000

Progressive Consumers Insurance Company     0                   145,400                 0           145,400

Progressive Express Insurance Company       0                   500,000                 0           500,000

Progressive Northern Insurance Company      0                   851,000(3)              0           851,000(3)

Progressive Northwestern Insurance Company  0                   665,000                 0           665,000

Progressive Paloverde Insurance Company     0                   100,000                 0           100,000

Progressive Preferred Insurance Company     0                     2,400                 0             2,400

Progressive Southeastern Insurance Company  0                   203,500                 0           203,500

Progressive Specialty Insurance Company     0                 1,917,700                 0         1,917,700

Progressive Universal Insurance Company
 of Illinois                                0                    36,000                 0            36,000

United Financial Casualty Company           0                 1,010,500                 0         1,010,500
                                         ------             -----------               ------      ---------

                  TOTALS                    0                 9,193,100(4)              0         9,193,100(4)
                                         ------             -----------                           ---------




--------------------------

         1 Consists solely of shares held by the Subsidiaries listed herein.

         2 Includes 2,457,300 shares held directly and 827,300 shares held by PC Investment Company and 1,917,700 shares held by Progressive Specialty Insurance Company, its wholly-owned subsidiaries.

         3 Includes 815,000 shares held directly and 36,000 shares held by Progressive Universal Insurance Company of Illinois, its wholly-owned subsidiary.

         4 Computed without duplication of reported shares.


                                                   Page   21    of   23   Pages
                                                       -------    -------


Item 5         Ownership of Five Percent or Less of a Class:
               --------------------------------------------

               Not Applicable.

Item 6         Ownership of More than Five Percent on Behalf of Another Person:
------         ---------------------------------------------------------------

               Not Applicable.

Item 7         Identification and Classification of the Subsidiary Which
------         ---------------------------------------------------------
               Acquired the Security Being Reported on By the Parent Holding
               -------------------------------------------------------------
               Company:
               --------

               Not Applicable.

Item 8         Identification and Classification of Members of the Group:
------         ---------------------------------------------------------

               Not Applicable.

Item 9         Notice of Dissolution of Group:
------         ------------------------------

               Not Applicable.

Item 10        Certifications:
-------        ---------------

               By signing below we certify that, to the best of our knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                                   Page   22      of  23   Pages
                                                       --------      -----


                                    SIGNATURE
                                    ---------


After reasonable inquiry and to the best of our knowledge and belief, the undersigned hereby certify that the information set forth in this statement is true, complete and correct.


Date:    April 9, 1999


The Progressive Corporation
Halcyon Insurance Company
PC Investment Company
Progressive Casualty Insurance Company
Progressive Classic Insurance Company
Progressive Consumers Insurance Company
Progressive Express Insurance Company
Progressive Northern Insurance Company
Progressive Northwestern Insurance Company
Progressive Paloverde Insurance Company
Progressive Preferred Insurance Company
Progressive Southeastern Insurance Company
Progressive Specialty Insurance Company
Progressive Universal Insurance Company of Illinois
United Financial Casualty Company




By:  /s/ David M. Schneider
    -----------------------------------------
         David M. Schneider
         Secretary

                                                   Page   23    of    23   Pages
                                                       --------     ------

                                    EXHIBIT A

This Exhibit A to Schedule 13G is filed pursuant to the requirements of Rules 13d-1(c) and 13d-1(k)(1). The undersigned hereby agree that the Schedule 13G to which this Exhibit is attached is filed on behalf of each of the undersigned.


Dated:   April 9, 1999


                                  The Progressive Corporation
                                  Halcyon Insurance Company
                                  PC Investment Company
                                  Progressive Casualty Insurance Company
                                  Progressive Classic Insurance Company
                                  Progressive Consumers Insurance Company
                                  Progressive Express Insurance Company
                                  Progressive Northern Insurance Company
                                  Progressive Northwestern Insurance Company
                                  Progressive Paloverde Insurance Company
                                  Progressive Preferred Insurance Company
                                  Progressive Southeastern Insurance Company
                                  Progressive Specialty Insurance Company
                                  Progressive Universal Insurance Company of
                                    Illinois
                                  United Financial Casualty Company




                                  By:  /s/ David M. Schneider
                                       ----------------------------------
                                           David M. Schneider, Secretary